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BOMBAY ANNOUNCES CARREKER’S DEPARTURE FROM BOARD

FOR IMMEDIATE RELEASE - May 15, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE: BBA) announced today that Mr. James D. Carreker will end his employment with the Company and resign from its Board of Directors effective with the conclusion of his contract on June 3, 2006. The Company previously announced that, as a part of its succession planning process, Mr. Carreker’s contract was not going to be automatically renewed, and that he would be working with the Board to recruit a new Chief Executive Officer.

Mr. Nigel Travis, Lead Director for Bombay, noted, “On behalf of the Board of Directors, I would like to thank Jim for his hard work and dedication to Bombay for the last three years. He initiated the repositioning of the Company’s stores, infrastructure and merchandise assortment, all important strategic changes necessary to create long-term shareholder value. The Company must now rebuild positive sales momentum and a sustained market position in a continuing difficult environment.”

“I would like to thank the Board, management and especially the employees of Bombay for their hard work over the last three years in helping to build the Bombay of the future,” said Mr. Carreker. “Difficult decisions were made, such as rapidly moving a large number of our stores off-mall, that were disruptive to our business and customers, but were necessary for Bombay’s future growth and success. It is now time for new leadership to capitalize on the changes and drive shareholder value. Further, good corporate governance makes my stepping down from the Board the right thing to do,” continued Mr. Carreker.

Mr. Travis further noted, “The search for our new CEO is progressing well and we expect to name the new leader in the near future. In the event the new CEO is not on board by Jim’s departure, we have an experienced executive committee to manage the Company’s operations for any interim period under the leadership of Steve Woodward, Executive Vice President, who would report to the Governance Committee.”

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 481 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to the risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission, which the Company urges investors to consider.
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